                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                             -----------------------
                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO
                              FILED PURSUANT TO 13d-2

                       (Amendment No. ________________)1

                          FLOUR CITY INTERNATIONAL INC.

                             -----------------------

                                (Name of Issuer)

                         COMMON STOCK PAR VALUE $0.0001

                             -----------------------

                         (Title of Class of Securities)

                                   343858 20 5

                             -----------------------

                                 (CUSIP Number)

                             -----------------------

                                 Not Applicable

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              / /    Rule 13d-1(b)
                              / /    Rule 13d-1(c)
                              /X/    Rule 13d-1(d)

--------
    (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                         Forms
--------------------------------------------------------------------------------

CUSIP No.  343858 20 5                13G                   Page 2 of 6 Pages
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    JOHN W. TANG

    IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    NONE

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a) /X/
                                                                       (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             CANADA
--------------------------------------------------------------------------------
Number of Shares             5.       SOLE VOTING POWER         719,502
Beneficially Owned By Each
Reporting Person With        ---------------------------------------------------
                             6.       SHARED VOTING POWER       1,918,674

                             ---------------------------------------------------
                             7.       SOLE DISPOSITIVE POWER    719,502

                             ---------------------------------------------------
                             8.       SHARED DISPOSITIVE POWER  1,918,674

--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,638,176
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                     / /
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             42.1%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                       Forms
--------------------------------------------------------------------------------
CUSIP No.  343858 20 5              13G                   Page 3 of 6 Pages
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    WILSON INTERNATIONAL LTD.

    IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    NONE

--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) /X/
                                                                        (b) / /
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

             BRITISH VIRGIN ISLANDS

--------------------------------------------------------------------------------
Number of Shares             5.      SOLE VOTING POWER             0
Beneficially Owned By Each
Reporting Person With        ---------------------------------------------------
                             6.      SHARED VOTING POWER           1,918,674

                             ---------------------------------------------------
                             7.      SOLE DISPOSITIVE POWER        0

                             ---------------------------------------------------
                             8.      SHARED DISPOSITIVE POWER      1,918,674

--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,638,176
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                 / /
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             42.1%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).   NAME OF ISSUER

             Flour City International Inc.

ITEM 1(b).   ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

             915 Riverview Drive, Suite One
             Johnson City, TN 37601

ITEM 2(a).   NAME OF PERSONS FILING

             I.       John W. Tang
             II.      Wilson International Ltd.

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE

             I and II:                 Suite 1301, Hollywood Plaza
                                       610 Nathan Road
                                       Mongkok, Kowloon
                                       Hong Kong

ITEM 2(c).   CITIZENSHIP

             I.                Canada
             II.               British Virgin Islands

ITEM 2(d).   TITLE OF CLASS OF SECURITIES
             Common Stock, par value $0.0001.

ITEM 2(e).   CUSIP NUMBER
             343858 20 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b) OR 13D-2(b) OR 2(c), CHECK WHETHER THE PERSON FILING IS A:

             N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(c), CHECK THIS BOX.  / /

             N.A.

ITEM 4.      OWNERSHIP

             The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or direct the disposition, is set forth in the following table:

                                                                   PAGE 5 OF 6

                                                         POWER TO VOTE        POWER TO DISPOSE
                                NO. OF SECURITIES        -------------        ----------------
       PERSON                   BENEFICIALLY OWNED      SOLE      SHARED      SOLE       SHARED
       ------                   ------------------      ----      ------      ----       ------
John W. Tang                         2,638,176         719,502   1,918,674   719,502    1,918,674
Wilson International Ltd.            1,918,674           -0-     1,918,674     -0-      1,918,674
Total (all Reporting Persons)        2,638,176         719,502   1,918,674   719,502    1,918,674

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             N.A.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             N.A.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
             N.A.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             N.A.

ITEM 10.     CERTIFICATION

             N.A.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 1999
-----------------
     Date

                                   By:  /s/ John W. Tang
                                       ----------------------------------------
                                            John W. Tang

                                   Wilson International Limited

                                            By:  /s/ John W. Tang
                                                -------------------------------
                                                     John W. Tang
                                                     President